Exhibit 5.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K Street, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

November 29, 2016

Seanergy Maritime Holdings Corp.

16 Grigoriou Lambraki Street
166 74 Glyfada
Athens, Greece

Re: Seanergy Maritime Holdings Corp.

Ladies and Gentlemen:

We have acted as counsel to Seanergy Maritime Holdings Corp., a Marshall Islands corporation (the “Company”), in connection with the Company’s Registration Statement on Form F-1 (File No. 333-214322) (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on October 28, 2016, as thereafter amended or supplemented, with respect to the public offering (the “Offering”) of the Company’s securities, comprised of common shares, par value $0.0001 per share (the “Common Shares”), Class A warrants to purchase common shares (the “Warrants”), and a representative’s warrant to purchase common shares (the “Representative’s Warrant”). The Company’s common shares underlying the Warrants are referred to as the “Warrant Shares” and the Company’s common shares underlying the Representative’s Warrant are referred to as the “Representative’s Warrant Shares”.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the “Prospectus”) included in the Registration Statement; (iii) the form of Class A Warrant Agreement, to be entered by and between the Company and Continental Stock Transfer and Trust Company; (iv) the form of Representative’s Warrant to be entered by the Company and (v) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

With respect to the Warrants and the Representative’s Warrant, we have assumed that, as of each and every time any of the Warrants or the Representative’s Warrant are exercised, the Company will have a sufficient number of authorized and unissued Warrant Shares or Representative’s Warrant Shares available for issuance under its Amended and Restated Articles of Incorporation. Further, we have assumed that, at or prior to the time of the delivery of any of the Warrant Shares or Representative’s Warrant Shares, there will not have occurred any change in the law or the facts affecting the validity of the Warrant Shares or Representative’s Warrant Shares.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations set forth below, we are of the opinion that:

(i)	the Common Shares, Warrants, Representative’s Warrant, Warrant Shares and Representative’s Warrant Shares have been duly authorized by the Company;

(ii)	the Common Shares, when issued, sold and paid for as contemplated in the Prospectus, will be validly issued, fully paid and non-assessable;

(iii)	Assuming the Warrants are issued and delivered as contemplated in the Prospectus, the Warrant Shares, when issued and delivered against payment therefor upon the exercise of the Warrants in accordance with their terms, will be validly issued, fully paid and non-assessable;

(iv)	Assuming the Representative’s Warrant is issued and delivered as contemplated in the Prospectus, the Representative’s Warrant Shares, when issued and delivered against payment therefor upon the exercise of the Representative’s Warrant in accordance with its terms, will be validly issued, fully paid and non-assessable;

(v)	when the Warrants are issued and delivered as contemplated in the Prospectus, the Warrants will constitute valid and legally binding obligations of the Company in accordance with their terms, except as the enforcement thereof (i) may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, fraudulent obligation, moratorium or other similar laws affecting generally the enforceability of creditors’ rights and remedies or the collection of debtor’s obligations from time to time in effect, and (ii) is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, including the application of principles of good faith, fair dealing, course of dealing, course of performance, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles, or other law relating to or affecting creditors’ rights generally and general principles of equity; and

(vi)	when the Representative’s Warrant is issued and delivered as contemplated in the Prospectus, the Representative’s Warrant will constitute a valid and legally binding obligation of the Company in accordance with its terms, except as the enforcement thereof (i) may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, fraudulent obligation, moratorium or other similar laws affecting generally the enforceability of creditors’ rights and remedies or the collection of debtor’s obligations from time to time in effect, and (ii) is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, including the application of principles of good faith, fair dealing, course of dealing, course of performance, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles, or other law relating to or affecting creditors’ rights generally and general principles of equity.

This opinion is limited to the laws of the State of New York and the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP